Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-226290 and 333-221784) and Form S-8 (Nos. 333-219275 and 333-205568) of Teladoc Health, Inc. of our report dated March 23, 2020 relating to the financial statements of Livongo Health, Inc., which is incorporated by reference in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
October 30, 2020